QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

LIST OF SUBSIDIARIES OF WPT ENTERPRISES, INC.

WPT Enterprises (Israel) Ltd.

Malta Ltd.

WPT Malta Group Ltd.

WPT Enterprises Malta Ltd.

QuickLinks

  EXHIBIT 21.1